Exhibit 5

February 9, 2017

Board of Directors

Moleculin Biotech, Inc.

2575 West Bellfort, Suite 333

Houston, Texas 77054

Re:	Registration Statement on Form S-1 (File No. 333-214898)

Ladies and Gentlemen:

We have acted as counsel to Moleculin Biotech, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement (No. 333-214898) on Form S-1 (as amended, the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus (the “Prospectus”), covering an underwritten public offering of (i) up to 4,266,500 units (the “Units”), each consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), a Series A warrant to purchase 0.50 of a share of Common Stock, a Series B warrant to purchase one share of Common Stock, and a Series C warrant to purchase 0.50 of a share of Common Stock, (ii) up to 2,133,250 Series A warrants, 4,266,500 Series B warrants and 2,133,250 Series C warrants (collectively, the “Warrants”) included in the Units, and (iii) up to 8,533,000 shares of Common Stock issuable pursuant to the Warrants (the “Warrant Shares”). In addition, the Registration Statement covers (i) a warrant issuable to the underwriters in the offering referred to above (the “Underwriters’ Warrant”) to purchase up to 298,655 shares of Common Stock (the “Underwriters’ Warrant Shares”) and (ii) the Underwriters’ Warrant Shares. The Units, the Shares, the Warrants and the Warrant Shares are to be sold by the Company as described in the Registration Statement and Prospectus. The Units, the Shares, the Warrants, the Underwriters’ Warrant and the Underwriters’ Warrant Shares are collectively referred to as the “Securities”.

In connection with this opinion, we have examined the Registration Statement, including the exhibits thereto, the form of Warrant and form of Underwriters’ Warrant, the Underwriting Agreement filed as an exhibit to the Registration Statement and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the legal capacity of all natural persons.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

(i) The Shares have been duly authorized and, when issued and delivered as part of the Units against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

(ii) The Warrants and Underwriters’ Warrants have been duly authorized by the Board of Directors of the Company and, when executed on behalf of the Company and issued and delivered, in the case of the Warrants as part of the Units against payment therefor, in accordance with the Registration Statement and the Prospectus, will be valid and binding obligations of the Company in accordance with their respective terms.

(iii) The Warrant Shares and the Underwriters’ Warrant Shares, when issued and delivered upon exercise of the Warrants and Underwriters’ Warrant, respectively, in accordance with the terms thereof will be duly authorized, validly issued, fully paid and nonassessable.

(iv) The Units have been duly authorized by the Board of Directors of the Company and, when issued and delivered against payment therefor in accordance with the Registration Statement and the Prospectus, will be valid and binding obligations of the Company.

The opinions set forth above are subject to the following qualifications:

A.       The opinions expressed herein with respect to the legality, validity, binding nature and enforceability of the Units, Warrants and Underwriters’ Warrants are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.       The foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Prospectus under the heading “Validity of Securities.” In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Cavas Pavri

Cavas Pavri